Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

International Textile Group, Inc. and Subsidiary Companies:

We consent to the incorporation by reference in the registration statements (No. 333-143426 and No. 333-143427) on Form S-8 of International Textile Group, Inc. of our report dated April 15, 2008, with respect to the consolidated balance sheets of International Textile Group, Inc. and Subsidiary Companies as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the years ended December 31, 2007 and 2006, which report appears in the December 31, 2008 annual report on Form 10-K of International Textile Group, Inc.

Our report on the consolidated financial statements refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 1, 2006, Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No, 87, 88, 106, and 132 (R), as of December 31, 2006, and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes: an Interpretation of FASB Statement No. 109, as of January 1, 2007.

/s/ KPMG LLP

Charlotte, North Carolina
March 27, 2009